NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2016 THIRD QUARTER RESULTS

NEW YORK, NEW YORK (October 7, 2016) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) reported total revenue for the three months ended August 31, 2016 (the “2016 third quarter”) of $7,265,000, as compared to total revenue of $8,184,000 for the three months ended August 31, 2015 (the “2015 third quarter”) and total revenue for the nine months ended August 31, 2016 (the “2016 nine month period”) of $20,471,000 as compared to total revenue of $20,613,000 for the nine months ended August 31, 2015 (the “2015 nine month period”).

Rental revenue in the 2016 third quarter decreased by $94,000 (1%) to $6,514,000 from $6,608,000 in the 2015 third quarter. The slight decrease in rental revenue in the 2016 third quarter, as compared to the 2015 third quarter, reflects the inclusion in the 2015 third quarter of approximately $250,000 of rental revenue from an early lease termination fee received in August 2015. Rental revenue in the 2016 nine month period increased by $2,032,000 (11%) to $19,998,000 from $17,966,000 in the 2015 nine month period. The increase in rental revenue in the 2016 nine month period, as compared to the 2015 nine month period, principally reflects an increase in the square footage under lease in the 2016 nine month period over the 2015 nine month period.

Operating income decreased to $1,089,000 in the 2016 third quarter from $2,641,000 in the 2015 third quarter and decreased to $2,163,000 in the 2016 nine month period from $2,901,000 in the 2015 nine month period. The lower operating income in the 2016 third quarter and 2016 nine month period, versus the comparable 2015 periods, reflects a smaller gain on property sales (see below), higher depreciation and amortization expense and higher general and administrative expenses in the 2016 third quarter and 2016 nine month period than in the comparable 2015 periods, that, for the 2016 nine month period more than offset an increase in profit from leasing activities (which Griffin defines as rental revenue less operating expenses of rental properties)1. The decrease in gain from property sales in the 2016 third quarter and 2016 nine month period, versus the comparable 2015 periods, was $856,000 and $1,883,000, respectively. The higher depreciation and amortization expense in the 2016 third quarter and 2016 nine month period, over the comparable 2015 periods, principally reflects depreciation expense on a new industrial/warehouse building in the Lehigh Valley of Pennsylvania placed in service in the fiscal 2015 fourth quarter. The higher general and administrative expenses in the 2016 third quarter and 2016 nine month

1Profit from leasing activities is not a financial measure in conformity with U.S. GAAP.  It is presented because Griffin believes it is a useful financial indicator for measuring results of its real estate leasing activities.  However, it should not be considered as an alternative to operating income as a measure of operating results in accordance with U.S. GAAP.

period, over the comparable 2015 periods, principally reflects higher expenses related to Griffin’s non-qualified deferred compensation plan.

Profit from leasing activities increased by $49,000 (1%) in the 2016 third quarter, to $4,532,000, as compared to $4,483,000 in the 2015 third quarter reflecting lower operating expenses of rental properties in the 2016 third quarter, which more than offset the slight decrease in rental revenue in the 2016 third quarter from the 2015 third quarter as a result of the early lease termination fee of $250,000 received in August 2015. Profit from leasing activities increased by $2,302,000 (20%) to $13,858,000 in the 2016 nine month period from $11,556,000 in the 2015 nine month period principally reflecting the increase in rental revenue in the 2016 nine month period over the 2015 nine month period.

During the 2016 third quarter, Griffin completed and placed into service its newest industrial/warehouse building, 5210 Jaindl Boulevard (“5210 Jaindl”), in the Lehigh Valley. With the inclusion of this approximately 252,000 square foot building, as of August 31, 2016, Griffin’s portfolio of rental properties was comprised of thirty-three buildings aggregating approximately 3,297,000 square feet as compared to thirty-two buildings aggregating approximately 3,045,000 square feet as of August 31, 2015.

As of August 31, 2016, Griffin had approximately 2,893,000 square feet (88%) under lease as compared to approximately 2,587,000 square feet (85%) under lease as of August 31, 2015. The net increase of approximately 306,000 square feet in space leased reflects several new leases (mostly industrial/warehouse space) aggregating approximately 402,000 square feet, including, among others, a lease of approximately 120,000 square feet in 5210 Jaindl that was executed in the 2016 third quarter (expected to become effective in the fiscal 2017 first quarter), partially offset by several leases aggregating approximately 96,000 square feet that expired. Also, in the first nine months of fiscal 2016, Griffin extended several leases aggregating approximately 197,000 square feet, including approximately 181,000 square feet in New England Tradeport (“NE Tradeport”), Griffin’s industrial park in Windsor and East Granby, Connecticut.

Subsequent to the end of the 2016 third quarter, Griffin leased the balance of 5210 Jaindl (also expected to become effective in the fiscal 2017 first quarter), resulting in Griffin’s five Lehigh Valley industrial/warehouse buildings aggregating approximately 1,183,000 square feet being fully leased. Also subsequent to the end of the 2016 third quarter, Griffin leased an approximately 57,000 square foot NE Tradeport industrial/warehouse building that had been vacant since its lease expired earlier this year, and a lease of approximately 40,000 square feet of office/flex space in Griffin Center South expired and was not renewed.

For the 2016 third quarter, Griffin reported a net loss of ($49,000) and a basic and diluted net loss per share of ($0.01) as compared to net income of $1,203,000 and basic and diluted net income per share of $0.23 for the 2015 third quarter. The net loss in the 2016 third quarter, as compared to net income in 2015 third quarter, principally reflects a lower gain from property sales (see below) in the 2016 third quarter as compared to the 2015 third quarter.

For the 2016 nine month period, Griffin reported a net loss of ($763,000) and a basic and diluted net loss per share of ($0.15) as compared to net income of $261,000 and basic and diluted net income per share of $0.05 for the 2015 nine month period. The net loss in the 2016 nine month period, as compared to net income in the 2015 nine month period, principally reflects a lower gain on property sales (see below), and higher depreciation and amortization expense, general and administrative expenses and interest expense in the 2016 nine month period as compared to the 2015 nine month period, the sum of which more than offset the increase in profit from leasing activities in the 2016 nine month period as compared to the 2015 nine month period.

Griffin did not complete any property sales in the 2016 nine month period. The revenue and gain from property sales in the 2016 third quarter and 2016 nine month period relates to the sale of approximately 90 acres of undeveloped land in Windsor, Connecticut (the “Windsor Land Sale”) that closed in the fiscal year ended November 30, 2013 and is being accounted for under the percentage of completion method because under the terms of the sale, Griffin is required to complete certain offsite improvements, principally roadwork. Revenue and gain from property sales in the 2015 third quarter and 2015 nine month period was mostly related to the Windsor Land Sale, but also included $400,000 of revenue and gain from Griffin’s retention of a deposit on a land sale that did not close. The lower revenue and gain from the Windsor Land Sale in the 2016 third quarter and 2016 nine month period, versus the comparable 2015 periods, reflects more roadwork being done in the prior year periods. As of August 31, 2016, Griffin has recognized cumulative revenue of $8,729,000 and cumulative pretax gain of $6,508,000 from the Windsor Land Sale. The remaining revenue of $239,000 and estimated remaining pretax gain of $178,000 is expected to be recognized in the fiscal 2016 fourth quarter when the remaining roadwork related to the Windsor Land Sale is expected to be completed.

Subsequent to the end of the 2016 third quarter, Griffin closed on the previously contracted sale of approximately 29 acres of undeveloped land in Griffin Center in Bloomfield, Connecticut for approximately $3,750,000, and an estimated pretax gain of approximately $3,100,000. The net cash proceeds from the sale of approximately $3,500,000 were placed in escrow at closing for the potential purchase of a replacement property as part of a Section 1031 like-kind exchange for income tax purposes. If a replacement property is not purchased with the proceeds from this land sale within the time frame required under IRS regulations regarding Section 1031 like-kind exchanges, the cash proceeds placed in escrow would be returned to Griffin.

 Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The forward-looking statements disclosed herein, including the effective date of new leases in 5210 Jaindl, the estimated timing for the completion of the roadwork related to the Windsor Land Sale, the timing of the recognition of revenue and pretax gain and the estimated total pretax gain from the Windsor Land Sale, the estimated pretax gain on the land sale completed subsequent to the end of the 2016 third quarter and the purchase of a replacement property under a Section 1031 like-kind exchange with the proceeds placed in escrow from the land sale completed subsequent to the end of the 2016 third quarter are based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin. Griffin’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various important factors, including those set forth in Item 1A under the heading “Risk Factors” in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2015. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Industrial Realty, Inc.

Consolidated Statements of Operations

(amounts in thousands, except per share data)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	Aug. 31, 2016	Aug. 31, 2015	Aug. 31, 2016	Aug. 31, 2015

Rental revenue (1) (2)	$6,514	$6,608	$19,998	$17,966
Revenue from property sales (3)	751	1,576	473	2,647
Total revenue	7,265	8,184	20,471	20,613

Operating expenses of rental properties (1)	1,982	2,125	6,140	6,410
Depreciation and amortization expense	2,226	1,923	6,540	5,627
Costs related to property sales	193	162	193	484
General and administrative expenses	1,775	1,333	5,435	5,191
Total expenses	6,176	5,543	18,308	17,712

Operating income	1,089	2,641	2,163	2,901

Interest expense (4)	(1,162)	(801)	(3,315)	(2,645)
Gain on sale of assets	—	—	122	—
Investment income	—	6	62	111
(Loss) income before income tax benefit (provision)	(73)	1,846	(968)	367
Income tax benefit (provision)	24	(643)	205	(106)
Net (loss) income	$(49)	$1,203	$(763)	$261

Basic net (loss) income per common share	$(0.01)	$0.23	$(0.15)	$0.05

Diluted net (loss) income per common share	$(0.01)	$0.23	$(0.15)	$0.05

Weighted average common shares outstanding for computation of basic per share results	5,093	5,153	5,132	5,151

Weighted average common shares outstanding for computation of diluted per share results	5,093	5,176	5,132	5,172

(1) Profit from leasing activities:

	For the Three Months Ended		For the Nine Months Ended
	Aug. 31, 2016	Aug. 31, 2015	Aug. 31, 2016	Aug. 31, 2015
Rental revenue	$6,514	$6,608	$19,998	$17,966
Operating expenses of rental properties	1,982	2,125	6,140	6,410
Profit from leasing activities	$4,532	$4,483	$13,858	$11,556

(2) Rental revenue in the 2015 third quarter and 2015 nine month period includes $250,000 from an early lease termination fee received in August 2015.

(3) Revenue from property sales in the 2016 third quarter and 2016 nine month period reflects only the recognition of previously deferred revenue from the sale of approximately 90 acres of undeveloped land in Windsor, Connecticut (the “Windsor Land Sale”) that closed in the fiscal year ended November 30, 2013 and is being accounted for under the percentage of completion method. As of August 31, 2016, Griffin has recognized cumulative revenue of $8,729 and cumulative pretax gain of $6,508 from the Windsor Land Sale. The total revenue and gain from the Windsor Land Sale to be recognized after all of the required roadwork is completed is expected to be $8,968,000 and $6,686,000, respectively. Griffin expects to complete the required roadwork related to the Windsor

Land Sale in the fiscal 2016 fourth quarter. Property sales revenue in the 2015 third quarter and 2015 nine month period included recognition of previously deferred revenue from the Windsor Land Sale of $1,176 and $2,247, respectively. Property sales revenue in the 2015 third quarter and 2015 nine month period also included $400 from retention of a deposit on a land sale that did not close.

(4) Interest expense is primarily for mortgages on Griffin's rental properties.